Pricing Supplement Dated February 28, 2003                 Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                    File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       Lehman Brothers, Merrill Lynch & Co., J.P. Morgan
                             Securities Inc., Morgan Stanley, Bear Stearns,
                             Banc of America Securities
Principal Amount:            $700,000,000.00
Agent's Discount
  or Commission:             $686,000.00
Net Proceeds to Company:     $699,314,000.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  03/05/03
Maturity Date:               03/04/05
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Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                                 (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each June 4, September 4, December 4, and March 4.
                        The first  interest  reset  date
                        will be March 5, 2003. The final interest reset date will be December 4, 2004.

Interest Payment Dates: Each June 4, September 4, December 4, and March  4,
                        commencing June 4, 2003 and ending March 4, 2005.

Index Maturity:         3 Months
Spread (+/-):           +2.00%

Day Count Convention:
      /X/ Actual/360 for the period from 03/05/03 to 03/04/05
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent
If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.
If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.